Exhibit 5.1

1740 Broadway	T: 212.468.4800	www.dglaw.com
New York, NY 10019	F: 212.468.4888
May 25, 2011
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
Ladies and Gentlemen:
          We have acted as special counsel to Titan International, Inc., an Illinois corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, as amended (File No. 333-170296) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) up to $200,000,000 aggregate principal amount of the Company’s 7.875% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued under an Indenture (the “Indenture”) dated as of October 1, 2010, among the Company, the subsidiaries of the Company named on Schedule I hereto (each a “Guarantor” and collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) pursuant to an exchange offer (the “Exchange Offer”) described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 7.875% Senior Secured Notes due 2017 (the “Old Notes”) and (ii) guarantees of the Exchange Notes by the Guarantors (the “Guarantees”) pursuant to the Indenture.
          In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and letters of public officials, such other instruments and such legal matters as we have deemed necessary as the basis for the opinions hereinafter expressed.
          For the purposes hereof, we have assumed, with your permission and without independent verification of any kind: (a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic; (d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents; and (e) that the Exchange Notes, the Guarantees and the Indenture (collectively, the “Agreements”) will conform to the forms thereof that we have reviewed. As to various questions of fact relevant to this opinion letter, we have assumed the accuracy of the representations and warranties of the Company and the Guarantors, as applicable, in the Agreements and have relied upon certificates and oral or written statements and other information of public officials, officers and representatives of the Company and the Guarantors.

Titan International, Inc.
May 25, 2011

          In rendering the opinions expressed below, we have also assumed, with your permission and without any independent investigation or verification of any kind, that: (i) each party to the Agreements other than the Company and the Guarantors (individually, an “Other Party” and collectively, the “Other Parties”) has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and of each other jurisdiction in which the conduct of its business or the ownership of its property makes qualification to do business necessary; (ii) each of the Other Parties has full power and authority to execute, deliver and perform the Agreements to which it is or will be a party; (iii) the Agreements have been duly authorized by all necessary corporate action on the part of each Other Party and will have been duly executed and delivered by such Other Parties; (iv) the execution, delivery and performance of the Agreements by each of the Other Parties does not and will not violate the charter, by-laws, memorandum of association, articles of association or other organizational documents of any of the Other Parties; and (v) the performance of all obligations of the Trustee under the Indenture has been duly authorized by all requisite action by the Trustee, and the Indenture has been duly executed and delivered by the Trustee and is a valid and binding agreement of the Trustee enforceable against the Trustee in accordance with its terms.
          The opinions set forth in this letter relate only to the federal laws of the United States of America and the laws of the State of New York. Various matters concerning the laws of Illinois and Ohio are addressed in the opinions of Schmiedeskamp, Robertson, Neu & Mitchell LLP and Burkey, Burkey & Scher, Co., LPA, respectively, which have been provided to you separately. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein we have, with your consent, assumed such matters.
          Based on the foregoing, and such examination of law as we have deemed necessary, and subject to the further assumptions and qualifications set forth below, we are of the opinion that when the Exchange Notes and Guarantees have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefore in the circumstances contemplated by the Indenture and the Exchange and Registration Rights Agreement dated as of October 1, 2010, filed as an exhibit to the Registration Statement, (i) the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.
          Our opinions are subject to the qualifications that:
          A. Under New York law a court may refuse to enforce, or may limit the application of, a contract or a clause thereof that the court finds unconscionable.

Titan International, Inc.
May 25, 2011

          B. We express no opinion as to any matter that is affected by any actual fact or circumstance inconsistent with or contrary to any assumption set forth herein or in any document referred to herein.
          C. The opinions set forth above are subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing. Accordingly, no opinion is given herein as to the availability of specific performance or equitable relief of any kind, or the effect of any law of any jurisdiction regarding fraudulent conveyance or fraudulent transfer.
          D. No opinion is given herein as to (i) the availability of the right to accelerate any obligation and certain remedies provided for in the Agreements in the event of a nonmaterial default or (ii) the enforceability of any provision of the Agreements relating to cumulation of remedies or waiving the remedy of specific performance.
          E. We express no opinion as to the enforceability of (i) provisions that purport to establish evidentiary standards, (ii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own negligence, willful misconduct or violation of securities or other laws, (iii) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of the Company or the Guarantors under any of the Agreements, (iv) provisions relating to choice of law, or (v) provisions purporting to waive illegality as a defense to performance of contract obligations.
          F. We express no opinion as to the enforceability of any section of the Agreements to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum.
          G. We express no opinion with respect to the effect of any provision of the Agreements that (i) is intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto, or (ii) imposes penalties or forfeitures.
          H. We express no opinion as to the enforceability of any provision in the Agreements relating to waiver of jury trial, process or other procedural right, to the extent enforcement thereof is contrary to federal or state securities laws and the public policy underlying such laws.
          I. We express no opinion as to the enforceability of any right or obligation to the extent that the same has been varied by course of dealing or performance.
          J. We express no opinion as to any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

Titan International, Inc.
May 25, 2011

          K. We express no opinion as to (i) provisions purporting to make a guarantor primarily liable rather than as a surety, (ii) provisions purporting to waive modification of any guaranteed obligation to the extent such modification constitutes a novation, and (iii) provisions that would waive notice to a guarantor of any modifications made to a guaranteed obligation.
          L. We express no opinion as to any provision permitting, upon acceleration of the Exchange Notes or other obligations, collection of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.
          M. We express no opinion as to the severability, if invalid, of provisions of the types described in paragraphs A through L above.
          In addition, we note that the waiver of defenses relating to the Exchange Notes and the Guarantees in Sections 4.06 and 10.01 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.
          This opinion letter is issued on the date hereof. Our engagement with respect to this opinion does not require and shall not be construed to constitute a continuing obligation on our part to notify or otherwise inform the addressees hereof of the amendment, repeal or other modification of the applicable laws or judicial decisions that served as the basis for our opinion or laws or judicial decisions hereafter enacted or rendered which impact on our opinion.
          This opinion letter is furnished by us as special counsel to the Company and the Guarantors to you and is solely for your benefit and may not be furnished to or relied upon by any other person, firm or entity whatsoever for any purpose.
          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Davis & Gilbert LLP

SCHEDULE I
Guarantors

	Jurisdiction of	Percentage of
Name of Subsidiary	Incorporation	Ownership
Titan Wheel Corporation of Illinois	Illinois	100%
Titan Tire Corporation	Illinois	100%
Titan Tire Corporation of Bryan	Ohio	100%
Titan Tire Corporation of Freeport	Illinois	100%